MUTUAL RELEASE

TO ALL WHO THESE PRESENTS SHALL COME OR MAY CONCERN, know that **FRED ZAZISKI** ("FZ") on the one hand, and **FALCON NATURAL GAS CORPORATION**, a Nevada corporation, ("FNGC"), on the other, (individually and collectively referred to as "Party" or "Parties"), in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Parties, release and discharge each other, each other's servants, agents, principals, affiliates, employees, attorneys, subsidiaries, parents, heirs, executors, administrators, successors and assigns from all actions, liabilities, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, charges, expenses, attorney's fees, promises, variances, trespasses, damages, judgments, extents, executions, any and all claims and demands whatsoever, in law, admiralty or equity, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued and whether due or to become due, which against the other, either Party, or either Party's servants, agents, affiliates, subsidiaries, parents, partners, heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Mutual Release (the "Mutual Release").

The Parties expressly warrant and covenant that each of them will not bring suit, claim or cause of action against the other or any of them in connection with any and all past, present and future claims, demands, obligations, causes of action or rights which each Party now has or which may hereinafter accrue.

The Parties expressly waive the benefit of any statute or rule of law, which if applied to the Mutual Release, would otherwise exclude from its binding effect any claim not known by a Party on the date of execution of this Agreement. Each Party represents to the other that he or it has not assigned or transferred or purported to assign or transfer to any person or entity all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by such Party.

In connection with the foregoing, FNGC agrees to waive all of its rights under Section 6 of the Executive Employment Agreement between the parties subtitled "Non-Competition", executed as of October 27, 2004, which Section 6 is of no further force or effect.

Notwithstanding the foregoing, this Mutual Release is contingent upon FZ's receipt of $54,000.00 & 1 Million shares of FALCON STOCK. (Fifty FOUR Thousand Dollars.)

Whenever the text hereof requires, the use of the singular shall include the appropriate plural as the text of the within instrument may require and vice versa. This Mutual Release may not be changed orally. This Mutual Release shall be governed by and construed in accordance with the laws of the State of Texas.

This Mutual Release is not being signed under any duress, threat, undue influence and is being executed after adequate consultation with counsel of each Parties choosing.

IN WITNESS WHEREOF, the Parties have executed this Mutual Release on the 18 day of JANUARY, 2007.

Fred Zaziski

FALCON NATURAL GAS CORP.

By:

Name: SPEL SHAMAS DEUTSCH

Title: BOARD of DIRECTORS

{00089016.1 / 0865-001}00053739.1 / 0683-005